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EXHIBIT 8(p)(1)
                       AMENDMENT TO PARTICIPATION AGREEMENT



     The Participation Agreement, dated as of April 15, 1997, between DREYFUS VARIABLE INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC., DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS STOCK INDEX FUND), and PFL LIFE INSURANCE COMPANY ("the Agreement") is hereby amended as follows:

     WHEREAS, Peoples Benefit Life Insurance Company ("Peoples Benefit"), an affiliate of PFL Life Insurance Company, has registered or will register certain variable annuity contracts and/or variable life insurance policies (both the contracts and policies, collectively, "Policies") under the Securities Act of 1933; and

     WHEREAS, Peoples Benefit has, by resolution of its Board of Directors, duly organized and established the Peoples Benefit Life Insurance Company Separate Account V ("Account V") as a segregated asset account to receive, set aside and invest assets attributable to net premiums and payments received under the Policies; and

     WHEREAS, Peoples Benefit has registered or will register the Account as a unit investment trust under the Investment Company Act of 1940; and

     WHEREAS, to the extent permitted by applicable insurance law and regulation, Peoples Benefit intends to purchase shares in one or more portfolios of the Fund to fund the Policies on behalf of Account V, and

     WHEREAS, the Fund intends to sell shares of the Portfolio(s) to Account V at net asset value; and

     WHEREAS, all of the current parties is desirous of adding Peoples Benefit as a party, subject to the same terms and conditions, to the Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED that Peoples Benefit is authorized to acquire shares issued by the Fund, subject to the terms and conditions of this Agreement, and that Section 1.12 is hereby deleted in its entirety and replaced with the following:

     "Separate Account" shall mean PFL Life Separate Account A, PFL Retirement Builder Variable Annuity Account, Peoples Benefit Life Insurance Company Separate Account V, and Legacy Builder Variable Life Separate Account, separate accounts established by Insurance Company in accordance with the laws of the State of Iowa.

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Addendum to be executed in its name and on its behalf by its duly authorized representative as of July 28, 2000.


PFL LIFE INSURANCE COMPANY                  DREYFUS VARIABLE INVESTMENT FUND
By its authorized officer                   By its authorized officer

By: /s/ Larry N. Norman                     By: /s/ Michael A. Rosenberg
   ----------------------------------          ---------------------------------

Title:  President                           Title:  Secretary
      -------------------------------             ------------------------------

Date:   August 21, 2000                     Date:   August 15, 2000
     --------------------------------            -------------------------------
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THE DREYFUS SOCIALLY RESPONSIBLE            PEOPLES BENEFIT LIFE
GROWTH FUND, INC.                           INSURANCE COMPANY
By its authorized officer                   By its authorized officer

By: /s/ Michael A. Rosenberg                By: /s/ Larry N. Norman
   ----------------------------------       ------------------------------------

Title:  Assistant Secretary                 Title:  Executive Vice President
      -------------------------------             ------------------------------

Date:   August 15, 2000                     Date:   August 21, 2000
     --------------------------------            -------------------------------


DREYFUS LIFE AND ANNUITY
INDEX FUND, INC. (d/b/a Dreyfus Stock
Index Fund)
By its authorized officer

By: /s/ Michael A. Rosenberg
   ----------------------------------

Title:  Secretary
      -------------------------------

Date:   August 15, 2000
     --------------------------------